UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2019

Pentair plc

(Exact name of Registrant as specified in its charter)

Ireland	001-11625	98-1141328
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Regal House, 70 London Road, Twickenham, London, TW13QS United Kingdom

(Address of principal executive offices)                                               (Zip Code)

Registrant’s telephone number, including area code: 44-74-9421-6154

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	PNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).     ☐     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 2, 2019, Pentair Finance S.à r.l. (“Pentair Finance”), Pentair plc (“Pentair”), Pentair Investments Switzerland GmbH (“PISG”) and Pentair, Inc. (“Pentair U.S.”) entered into an Amendment No. 1 (the “Amendment”) with the lenders and agents party to the existing Credit Agreement, dated as of April 25, 2018 (the “Credit Agreement”), among the same parties.

The Amendment amends the Credit Agreement to, among other things, provide for the extension of term loans in an aggregate amount of $200.0 million (the “Term Loans”). The Term Loans are in addition to the $900.0 million of revolving credit commitments currently in effect under the Credit Agreement (the “Revolving Credit Facility”, and together with the Term Loans, the “Senior Credit Facility”). The Term Loans will bear interest at a rate equal to an adjusted base rate or LIBOR, plus, in each case, an applicable margin. The applicable margin will be based on, at Pentair Finance’s election, Pentair’s leverage level or Pentair Finance’s public credit rating. Interest on the Term Loans will generally be payable quarterly in arrears or at the end of the interest period, unless such interest period is longer than three months in which case payment is due on each successive date three months after the first day of such period. Pentair Finance will have the option to request to further increase the Senior Credit Facility in an aggregate amount of up to $300.0 million, through a combination of increases to the current amount of the Revolving Credit Facility and/or one or more tranches of term loans in addition to the Term Loans, subject to customary conditions, including the commitment of the participating lenders.

With certain exceptions, the Term Loans will mature on April 25, 2023. Pentair Finance will be permitted to voluntarily prepay the Term Loans, in whole or in part, without penalty or premium subject to certain minimum amounts and increments and the payment of customary breakage costs. No mandatory prepayment will be required respecting the Term Loans. Amounts prepaid in respect of Term Loans may not be reborrowed.

Except as detailed herein, the Term Loans are otherwise generally made subject by the Amendment to the existing terms of the Credit Agreement in all material respects, including the covenants and events of defaults contained therein and summarized in Pentair’s Form 8-K filed April 30, 2018.

As of December 2, 2019, the total amount of loans outstanding under the Senior Credit Facility was $204.4 million, comprised of $4.4 million of loans under the Revolving Credit Facility and $200.0 million of Term Loans. Pentair Finance also has a commercial paper facility under which it is required to maintain availability under the Revolving Credit Facility in an amount at least equal to the amount outstanding under the commercial paper facility, which was $239.8 million as of December 2, 2019.

The foregoing is only a summary of the Amendment and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed herewith:

EXHIBIT INDEX

Exhibit	Description
4.1	Amendment No. 1, dated as of December 2, 2019, among Pentair Finance, Pentair, PISG, Pentair U.S. and the lenders and agents party thereto
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on December 6, 2019.

PENTAIR PLC
Registrant

By	/s/ Mark C. Borin
Mark C. Borin
Executive Vice President, Chief Financial Officer and Chief Accounting Officer